As filed with the Securities and Exchange Commission on October 2, 1997

                                                Registration No.  333-36589



                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                     _____________________________________

                               Amendment No. 1
                                      to
                                   FORM S-8
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933

                     _____________________________________

                        HOUSEHOLD INTERNATIONAL, INC.
           (Exact name of registrant as specified in its charter)

        Delaware                                        36-3121988
(State of Incorporation)                (I.R.S. Employer Identification No.)

              2700 Sanders Road, Prospect Heights, Illinois 60070 (Address of principal executive offices) (Zip Code)

                       HFC BANK PLC PROFIT SHARING SCHEME
                            (Full title of the Plan)
                           __________________________

                           PATRICK D. SCHWARTZ, ESQ.
               Associate General Counsel and Assistant Secretary
                         Household International, Inc.
              2700 Sanders Road, Prospect Heights, Illinois  60070
                                 (847) 564-6301
           (Name, address and telephone number of agent for service)
                          _________________________









This Registration Statement shall hereafter become effective in accordance with the provision of Section 8(a) of the
                            Securities Act of 1933

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                 The validity of the shares of Common Stock offered hereby will be passed upon for Household by John W. Blenke, Vice President-Corporate Law and Assistant Secretary for the Company. Mr. Blenke is a full-time employee and an officer of Household and owns and holds options to purchase shares of the Common Stock of Household.

                 The financial statements of Household and its subsidiaries incorporated by reference in this Registration Statement to the extent and for the periods indicated in its reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

ITEM 7.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                 The General Corporation Law of Delaware (Section 102) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his/her fiduciary duty as a director, except in the case where the director breached his/her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Restated Certificate of Incorporation, as amended, of Household International, Inc. (the "Company"), contains a provision which eliminated directors' personal liability as set forth above.

                 The General corporation Law of Delaware (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors of officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the Company to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, bote of stockholders or otherwise.

                 Household's Restated Certificate of Incorporation, a amended, provides for indemnification to the fullest extent as expressly authorized by
Section 145 of the General Corporation Law of Delaware for directors, officers and employees of Household and also to persons who are serving at the request of Household as directors, officers or employees of other corporations (including subsidiaries). This right of indemnification is not exclusive of any other right which any person may acquire under any statute, bylaw, agreement, contract, vote of stockholders or otherwise.

                 Household has purchased liability policies which indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers, subject to limitations and conditions as set forth in the policies.

ITEM 8.  EXHIBITS.

         4       Amended Trust Deed and Rules of the HFC Bank plc Share Scheme.

         5* Opinion of John W. Blenke, Vice President-Corporate Law and Assistant Secretary of Household International, Inc.

         23.1* Consent of John W. Blenke, Vice President-Corporate Law and Assistant Secretary of Household International, Inc. is contained in his opinion filed as Exhibit 5 hereto.

         23.2*   Consent of Arthur Andersen LLP, Certified Public Accountants

         24* Power of Attorney is set forth on page II-5 of this Registration Statement.

_____________________

* Previously Filed

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment to the Registration Statement on Form S-8 (No. 333-36589) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Prospect Heights, and State of Illinois, on the 2nd day of October, 1997.



                                        HOUSEHOLD INTERNATIONAL, INC.



                                        By      John W. Blenke
                                          ---------------------------
                                                (John W. Blenke)
                                                 Vice President-
                                                 Corporate Law and
                                                 Assistant Secretary








         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement on Form S-8 (No. 333-36589) has been signed below by the following persons in the capacities indicated and on the 2nd day of October, 1997.




       Signature                                                   Title



            *                        Chairman, Chief Executive Officer
-----------------------------        and Director (as Principal Executive
    (William F. Aldinger)            Officer)


            *                        Director
-----------------------------
    (Robert J. Darnall)

            *                        Director
-----------------------------
     (Gary G. Dillon)

            *                        Director
-----------------------------
    (John A. Edwardson)

            *                        Director
-----------------------------
     (Mary J. Evans)

            *                        Director
-----------------------------
     (Dudley Fishburn)

            *                        Director
-----------------------------
  (Cyrus F. Freidheim, Jr.)

            *                        Director
-----------------------------
     (Louis E. Levy)

            *                        Director
-----------------------------
     (George A. Lorch)

            *                        Director
-----------------------------
     (John D. Nichols)

            *                        Director
-----------------------------
     (James B. Pitblado)

            *                        Director
-----------------------------
     (S. Jay Stewart)

            *                        Director
-----------------------------
  (Louis W. Sullivan, M.D.)

            *                        Executive Vice President-Chief Financial
-----------------------------        Officer (as Principal Accounting and
   (David A. Schoenholz)             Financial Officer)


*By:   John W. Blenke                Attorney-in-fact
    -------------------------
      (John W. Blenke)









                                      II-6